Supplemental Financial Information Exhibit 99 (a)

Borrowing Base Information 1 1 - Selected domestic asset balances have been presented as supplemental information because these items were used to calculate Delphi's borrowing base under the terms of its DIP Revolving Credit, Term Loan and Guaranty Agreement (the "Refinanced DIP Credit Facility"); however, the selected domestic asset balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP; includes assets associated with Delphi's Steering businesses which have been classified as held for sale under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets; refer to Note 4 to the consolidated financial statements on Delphi's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2008 2 - Eligible GM accounts receivable before concentration cap is $819 million 3 - Amount excludes intercompany account receivables of $209 million 4 - Available inventory is net of rent reserve of approximately $0.5 million, thereby excluding inventory subject to landlords' liens 5 - PP&E included in the Debtors-In-Possession Balance Sheet contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 is $1,317 million which excludes $217 million of discontinued operations.

EBITDAR1 Reconciliation 1 - EBITDAR is presented to allow for the reconciliation of EBITDAR for foreign subsidiaries on the following page; EBITDAR is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring; EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies 2 - Discontinued Operations includes results from Delphi's Steering and Interior and Closures businesses which have been classified as held for sale under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets; refer to Note 4 to the consolidated financial statements on Delphi's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2008 3 - Per Refinanced DIP Credit Facility definition of Global EBITDAR, these amounts are considered Restructuring and in some cases would not qualify as a restructuring charge in accordance with U.S. GAAP

Foreign Subsidiary EBITDAR1 1 - EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies; Consolidated EBITDAR has been reconciled to the nearest directly corresponding U.S. GAAP measure in the table on the prior page. 2 - Foreign subsidiaries EBITDAR is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring of consolidated Delphi and subtracting debtor EBITDAR prior to equity income from non-Debtor affiliates 3 - Foreign subsidiaries hold debt comprised of notes payable, long-term debt, securitization and factoring of $942 million at June 30, 2008 4 - Positive EBITDAR for continuing foreign subsidiaries is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring which are associated with continuing business entities which have a positive EBITDAR only, without giving effect to intercompany profit eliminations and headquarters allocations; Continuing business exclude Delphi's Steering, Interior and Closures, and Automotive Holdings Group businesses

1 Financial Overview -- Summary credit agreement model liquidity Chart contains forward-looking information as to which risk factors identified at commencement of presentation apply 1 - Excludes restricted cash and includes the cash balances of Delphi's Steering operations 2 - Net of $200 million liquidity block; net of estimated hedge obligation of $75 million beginning in November 2008 3 - Commitment under GM Agreement of up to $300 million; accelerated payables comprehended in the base cash